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                                                                       EXHIBIT 5


                                 December 16, 1999


Board of Directors
The Chromaline Corporation
4832 Grand Avenue
Duluth, Minnesota  55807


          In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of The Chromaline Corporation, a Minnesota corporation (the "Company"), offered and to be offered pursuant to the Chromaline Corporation 1995 Stock Incentive Plan (the "Plan"), we have examined the Company's Restated Articles of Incorporation, its By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

          1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

          2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

          3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

          4. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Faegre & Benson LLP

                                        FAEGRE & BENSON LLP